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                                                                      EXHIBIT 21
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                        CENTOCOR, INC. AND SUBSIDIARIES

                                                  Jurisdiction of Incorporation
     Subsidiaries of the Registrant                      or Organization
     ------------------------------               -----------------------------

1.   Centocor B.V.                                The Netherlands

2.   Centocor Development Corporation III         Delaware

3.   Centocor Property Management Corp.           Delaware

4.   Centocor Property Management Corp. II        Delaware

5.   First Valley Insurance Company               Vermont

6.   Nippon Centocor K.K.                         Japan

7.   Winthorp and Valentine, Inc.                 Delaware

8.   CDP Investments                              Delaware

9.   CDP Holdings                                 Delaware